EXHIBIT 23.1
                       CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated April 27, 1994 relating to the financial statements of Integrated Device Technology, Inc. which appears in such Prospectus. We also consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated April 27, 1994 appearing on page 12 of Integrated Device Technology, Inc.'s Annual Report on Form 10-K for the year ended April 3, 1994. We also consent to the references to us under the heading "Experts," "Risk Factors" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse has not prepared or certified such "Selected Financial Data."

PRICE WATERHOUSE LLP
San Jose, California
November 11, 1994